Exhibit 10.3

Execution Version

PENNSYLVANIA MINE COMPLEX OPERATING AGREEMENT

by and among

CONSOL PENNSYLVANIA COAL COMPANY LLC,

CONRHEIN COAL COMPANY

and

CNX THERMAL HOLDINGS LLC

dated as of

July 7, 2015

i

ARTICLE VII TERM; TERMINATION; RESIGNATION OR REMOVAL OF OPERATOR		12

7.1	Term	12
7.2	Resignation and Removal of Operator	12
7.3	Effect of Termination	12
7.4	Transition	12

ARTICLE VIII FORCE MAJEURE; EMERGENCIES		13

8.1	Force Majeure	13
8.2	Emergencies	13

ARTICLE IX MISCELLANEOUS		14

9.1	Assignment	14
9.2	Notices	14
9.3	Further Assurances	15
9.4	Expenses	16
9.5	Waiver; Rights Cumulative	16
9.6	Entire Agreement; Conflicts	16
9.7	Amendment	16
9.8	Governing Law; Jurisdiction	16
9.9	Parties in Interest	16
9.10	Preparation of Agreement	17
9.11	Severability	17
9.12	Counterparts	17
9.13	Allocation of Resources	17
9.14	Memorandum	17

APPENDIX

Appendix I Definitions

ii

PENNSYLVANIA MINE COMPLEX OPERATING AGREEMENT

THIS PENNSYLVANIA MINE COMPLEX OPERATING AGREEMENT (as may be amended, revised, supplemented or otherwise modified from time to time, this “Agreement”), dated as of July 7, 2015 (the “Execution Date”), is by and among CONSOL PENNSYLVANIA COAL COMPANY LLC, a Delaware limited liability company (“CPCC”), CONRHEIN COAL COMPANY, a Pennsylvania general partnership (“Conrhein,” and together with CPCC, the “CONSOL Parties”), CNX THERMAL HOLDINGS LLC, a Delaware limited liability company (“Operator”). CONSOL Parties and Operator may be referred to herein separately as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to that certain Contribution Agreement by and among the Parties, dated as of June 22, 2015 (the “Contribution Agreement”), the CONSOL Parties contributed to Operator certain assets and properties relating to the Pennsylvania Mine Complex (as hereinafter defined);

WHEREAS, the CONSOL Parties and Operator own undivided interests in those certain coal mines in Greene and Washington Counties, Pennsylvania and Marshall County, West Virginia, commonly known as the Bailey Mine, the Enlow Fork Mine, the Harvey Mine, and the related preparation plant commonly known as the Bailey preparation plant (the “Pennsylvania Mine Complex”); and

WHEREAS, the Owning Parties (as hereinafter defined) wish to designate Operator as the operator of the Assets (as hereinafter defined) and in connection therewith engage Operator as an independent contractor to provide, directly or indirectly, certain services with respect to the operation of the Assets, subject to and upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, conditions, and obligations set forth herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. For purposes hereof, the capitalized terms used herein and not otherwise defined have the meanings set forth in Appendix I or the Contribution Agreement.

1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibit, Appendix, Article, Section, subsection and other subdivision of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Exhibit, Appendix, Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.”

All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law means such Law as it may be amended from time to time. If a date specified herein for providing any notice or taking any action is not a Business Day, then the date for giving such notice or taking such action shall be the next day which is a Business Day.

ARTICLE II

OPERATOR

2.1 Appointment. In accordance with the terms and provisions of this Agreement, the Owning Parties hereby appoint Operator, and Operator hereby accepts such appointment, as the operator with respect to the Assets. Subject to the limitations provided in this Agreement, Operator shall have full and complete authority to enter the Assets and to direct and control all operations conducted thereon or with respect thereto.

2.2 Relationship of Parties. Operator is, and shall perform the Operational Services as, an independent contractor and not as an agent or employee of the Non-Operating Parties. Operator shall have the right to subcontract some or all of the Operational Services to competent subcontractors of its choosing; provided, however, that the subcontracting of any Operational Services to be performed hereunder shall in no event relieve Operator of any of its obligations hereunder. Operator shall determine the number of employees, the selection of employees, the hours of work and the compensation to be paid to all employees by Operator used in performing the Operational Services. Operator shall be responsible for the payment of federal income tax, social security tax, workers’ compensation insurance, unemployment tax and other similar payments, if any, relating to Operator’s business and employees, and the Non-Operating Parties shall not withhold any amounts for such purposes from payments made hereunder.

ARTICLE III

DUTIES OF OPERATOR

3.1 Services. Subject to Section 3.2 and Section 4.2, Operator shall oversee, supervise and manage the day-to-day operations associated with or conducted upon the Assets and perform all acts necessary to maintain and operate the Assets in compliance with the then-current Annual Budget, then-current Annual Development Plan, then-current Ten Year Mine Plan and applicable Law, including those actions set forth in Section 3.1(a) through Section 3.1(d) (collectively, the “Operational Services”).

(a) General Duties. The general duties of Operator include (i) arranging for the purchase, transportation and storage of all supplies, materials and equipment reasonably determined by Operator as necessary to perform the Operational Services; (ii) paying and discharging on behalf of the Owning Parties all costs incurred in connection with the Operational Services; (iii) engaging personnel reasonably determined by Operator as necessary to perform any of the Operational Services; (iv) engaging subcontractors or contract personnel reasonably determined by Operator as necessary to perform any of the Operational Services; and (v) taking all necessary and proper measures and as may be required by applicable Law for the protection of life, health, the environment and property in the case of an Emergency pursuant to Section 8.2.

(b) Mining Services. Operator shall conduct all day-to-day activities relating to the operation and management of the Assets, including: (i) supervision of daily operations, including site preparation, development mining and longwall mining; (ii); review of mine production performance and operating expenses; (iii) handling of coal production and delivery thereof to purchasers and/or other facilities; (iv) handling and disposing of all coal refuse; and (v) site remediation.

(c) Planning and Coordination Services. In connection with the execution of this Agreement, Operator and the Non-Operating Parties have agreed on (i) a plan setting forth the anticipated mining operations during the following calendar year (an “Annual Development Plan”) with respect to the remainder of the calendar year 2015; (ii) a plan setting forth the anticipated mining operations to be conducted by Operator during the ten-year period following the Execution Date (as updated from time to time, the “Ten Year Mine Plan”); and (iii) an annual budget with respect to the remainder of the calendar year 2015. Each year, Operator will prepare and submit to the Operating Committee (A) a proposed Annual Development Plan for the upcoming calendar year, (B) an update to the Ten Year Mine Plan and (C) a proposed Annual Budget, in each case, in accordance with Section 4.3 and Section 4.4, as applicable. In addition, Operator will administer and manage the Cooperation and Safety Agreement, including making elections and enforcing the rights of the Owning Parties thereunder.

(d) Safety Services. Operator shall monitor and enforce compliance with all applicable health and safety policies and procedures and regulatory requirements.

3.2 Standard of Care for Services. Subject to Article 6, Operator shall conduct the Operational Services, with respect to the Assets, consistently with past practices with respect to the operation of the Pennsylvania Mine Complex Assets and in a manner that is not grossly negligent and does not constitute willful misconduct. If Operator should elect to engage a subcontractor to perform any of the Operational Services, Operator shall cause such subcontractor to conduct the Operational Services with the standard of care set forth in this Section 3.2.

3.3 Insurance.

(a) With respect to the remainder of calendar year 2015 and calendar years 2016, 2017, 2018, 2019 and 2020 (or such earlier time as Operator elects to obtain insurance pursuant to Section 3.3(b)), the CONSOL Parties shall procure and maintain, or cause to be procured and maintained, for the benefit of the Non-Operating Parties and Operator the kinds of insurance and the amounts of coverage that is required by applicable Laws or that the CONSOL Parties reasonably determine necessary in connection with the ownership and operation of the Assets. The CONSOL Parties shall use their commercially reasonable efforts to name Operator and its Affiliates as named insureds on and to obtain waivers of subrogation in favor of Operator and its Affiliates with respect to the insurance carried pursuant to this Section 3.3(a) (the “CONSOL Insurance”). Operator shall be responsible for its Percentage Interest of the costs and expenses incurred by the CONSOL Parties in procuring and maintaining the CONSOL

Insurance. Promptly after finalizing the CONSOL Insurance with respect to a calendar year, the CONSOL Parties will provide notice to Operator of the total costs associated with such CONSOL Insurance and Operator’s Percentage Interest thereof, and Operator shall reimburse the CONSOL Parties as soon as reasonably practical thereafter. Notwithstanding the preceding, Operator may procure such additional insurance in the types and amounts that it may desire in its sole discretion.

(b) Beginning with respect to calendar year 2021 (or such earlier calendar year as elected by Operator upon reasonable notice to the CONSOL Parties), Operator shall procure and maintain, or cause to be procured and maintained, for the benefit of the Non-Operating Parties and Operator the kinds of insurance and the amounts of coverage that is required by applicable Laws or that Operator reasonably determines necessary in connection with the ownership and operation of the Assets. Operator shall use its commercially reasonable efforts to name the Non-Operating Parties as additional insureds on and to obtain waivers of subrogation in favor of the Non-Operating Parties with respect to the insurance carried pursuant to this Section 3.3(b).

(c) Operator shall (i) require subcontractors performing any of the Operational Services to obtain and maintain any and all insurance that is required by applicable Laws or that would otherwise be required by a reasonable, prudent service provider and (ii) use its commercially reasonable efforts to cause subcontractors performing work with respect to the Operational Services to name the Non-Operating Parties and Operator as additional insureds on such subcontractors’ insurance policies (with waivers of subrogation in favor of the Non-Operating Parties and Operator).

3.4 Information Maintained By Operator.

(a) Operator shall maintain (i) the Reports; (ii) copies of regulatory filings and any material correspondence with Governmental Authorities; (iii) any records relating to any material claims; and (iv) any other information generated by, or in custody of, Operator relating to the Operational Services and/or the Assets (collectively, the “Operating Records”).

(b) Operator shall maintain, separately and in accordance with Operator’s customary recordkeeping procedures, GAAP and applicable Law, accurate records and accounts (i) of all expenses, costs and liabilities accrued or incurred by it in performing the Operational Services and (ii) on the Non-Operating Parties’ behalf, of (A) all expenses, costs and liabilities accrued or incurred by Operator in connection with this Agreement and/or the Non-Operating Parties’ contractual commitments with regard to the Assets and (B) all revenues accrued, invoiced and received by Operator on behalf of the Non-Operating Parties (collectively, the “Accounting Records,” and together with the Operating Records, the “Records”). Operator agrees to retain the Records pertaining to the Operational Services for a period of not less than three calendar years following the end of the calendar year in which the relevant Operational Services were performed or any longer period if required by Law.

3.5 Access to Records. Operator shall give the Non-Operating Parties access to the Records (including the right to copy, at the Non-Operating Parties’ expense) during normal business hours and upon reasonable prior written notice to Operator.

3.6 Ownership.

(a) Undivided Ownership of the Assets. Each of the Owning Parties shall be responsible for its Percentage Interest of any costs and expenses incurred by Operator on behalf of the Owning Parties in connection with this Agreement. As of the Execution Date, the Percentage Interest of the CONSOL Parties is 80% and the Percentage Interest of Operator is 20%.

(b) Liens and Encumbrances.

(i) In its provision of Operational Services, Operator shall not take any action to encumber the Non-Operating Parties’ Percentage Interest in and to the Assets, other than a Permitted Encumbrance, without the prior written consent of the Non-Operating Parties.

(ii) The Non-Operating Parties shall not shall not take any action to encumber, or permit any lien on, their Percentage Interest in and to the Assets, other than a Permitted Encumbrance.

3.7 Contracts. Each Non-Operating Party agrees to execute and deliver (or to cause to be executed and delivered) each of those contracts to which Operator (i) is authorized to cause such Non-Operating Party to enter into in accordance with this Agreement and (ii) directs such Non-Operating Party to execute and deliver in accordance with this Agreement.

ARTICLE IV

OPERATING COMMITTEE; ANNUAL BUDGET

4.1 Operating Committee.

(a) To facilitate the operation and management of the Assets and the creation, approval and amendment of the Annual Budget, there is hereby established an operating committee composed of representatives of the Owning Parties (the “Operating Committee”). The Non-Operating Parties, collectively, shall be entitled to appoint one representative to the Operating Committee (the “Non-Operating Representative”) and Operator shall be entitled to appoint one representative to the Operating Committee (the “Operator Representative”). The initial Non-Operating Representative shall be Nicholas J. DeIuliis and the initial Operator Representative shall be James A Brock. Each Party shall have the right to change its representative serving on the Operating Committee at any time by giving notice of such change to the other Party.

(b) The Operating Committee shall have only the powers and duties expressly ascribed to it in this Agreement.

(c) The representative of a Party shall be authorized to represent and bind such Party with respect to any matter that is within the powers of the Operating Committee hereunder and is properly brought before the Operating Committee. On all matters coming before the Operating Committee, the Non-Operating Representative and the Operator Representative shall each have an equal vote.

(d) Unless otherwise agreed to by the members of the Operating Committee, the Operating Committee shall meet at least once per calendar quarter to review and discuss the management and development of the Assets, the Reports, the Annual Budget, the Annual Development Plan, the Ten Year Mine Plan and such other matters as may be reasonably proposed by Operator or the Non-Operating Parties. Operator may elect, but is not required, to provide to the members of the Operating Committee an agenda for such meeting (which shall include any items that a member of the Operating Committee requests to have included on such agenda). All meetings shall be held during normal business hours, with the time and place of each meeting to be determined by Operator. Members of the Operating Committee shall be allowed to participate telephonically (or, to the extent available, by video conference) in any such meeting.

(e) All actions requiring approval by the Operating Committee shall be decided by the unanimous vote of the Operating Committee members. The Operating Committee shall keep a written record of all meetings and actions taken. To the fullest extent permitted by Law and notwithstanding any provision of this Agreement to the contrary, no member of the Operating Committee, in his or her capacity as a member of the Operating Committee, shall have any duty, fiduciary or otherwise, to the Parties that did not appoint such member in connection with any act or omission by such member under this Agreement. Each Party agrees and acknowledges that each member of the Operating Committee shall be entitled to determine whether or not to take any action under this Agreement by only considering the interests of the Party that designated such member to the Operating Committee and not the interests of any other Party.

4.2 Actions Requiring Operating Committee Unanimous Approval. Each of the following actions shall require the prior approval of the Operating Committee:

(a) any permanent idling of any of the mines in the Assets;

(b) any temporary idling of any of the mines in the Assets (other than scheduled shutdowns);

(c) adoption, amendment or modification of any Annual Development Plan;

(d) adoption, amendment or modification of any Annual Budget;

(e) adoption, amendment or modification of the Ten Year Mine Plan;

(f) incurring of any capital expenditure or expenses in excess of 10% of the Annual Budget;

(g) initiation of any material lawsuits on behalf of the Owning Parties;

(h) settlement of any material litigation;

(i) responding to or settling any material governmental proceeding, including any environmental proceeding;

(j) sale of any material portion of the Non-Real Property Assets; or

(k) entry into, any of the following types of contracts with respect to the Operational Services, unless such contract is provided for in the then applicable Annual Budget:

(i) any contract that can reasonably be expected to result in payments by Operator of more than $5,000,000 in the aggregate over the term of such contract;

(ii) any contract that has a term of more than three years, unless terminable by Operator without penalty on 30 days’ notice or less;

(iii) any indenture, mortgage, guaranty, loan, credit or sale-leaseback or similar financial contract or any contract which creates any liens for borrowed money; or

(iv) any contract with any Affiliate of Operator, unless (A) such contract can reasonably be expected to result in payments by Operator of less than $1,000,000 in the aggregate over the term of such contract or (B) (1) such contract can reasonably be expected to result in payments by Operator of less than $1,000,000 but more than $2,000,000 in the aggregate over the term of such contract, (2) Operator has obtained proposals for the services to be provided pursuant to such contract from at least two non-Affiliate service providers and (3) the terms of such affiliated contract in the aggregate is equal to or better than such third party proposals.

4.3 Annual Budget.

(a) In connection with the execution of this Agreement, the Owning Parties have provided Operator with the annual budget applicable to the remainder of calendar year 2015. Other than with respect to calendar year 2015, on or before October 15 of the calendar year immediately preceding the relevant calendar year, Operator shall prepare and submit to the Operating Committee a proposed annual budget for such relevant calendar year for the ownership, operation and development of the Assets that takes into consideration and provides for, at a minimum, the following anticipated costs, expenses, operations and sales (each, an “Annual Budget”):

(i) operating expenses;

(ii) maintenance capital expenditures;

(iii) expansion capital expenditures;

(iv) miscellaneous expenses, including anticipated costs under each of the Employee Services Agreement, the Water Supply and Services Agreement, the Terminal and Throughput Agreement and the Contract Agency Agreement;

(v) production and sales plan;

(vi) cash flow analysis and information; and

(vii) any other information determined by the Operating Committee to be relevant.

(b) Each member of the Operating Committee shall review the proposed Annual Budget and meet with Operator to discuss any proposed revisions. No later than November 1 of the calendar year immediately preceding the relevant calendar year, the Operating Committee shall meet to consider the proposed Annual Budget and any recommendations made with respect thereto by any member of the Operating Committee and approve or reject the proposed Annual Budget and such recommendations.

4.4 Ten Year Mine Plan and Annual Development Plan.

(a) In connection with the execution of this Agreement, the Owning Parties have provided Operator with the Ten Year Mine Plan applicable to the ten-year period following the Execution Date and the Annual Development Plan applicable to calendar year 2015.

(b) Other than with respect to calendar year 2015, on or before October 15 of each calendar year, Operator shall submit to the Operating Committee:

(i) a proposed update to the Ten Year Mine Plan to extend such plan for an additional calendar year and to include any proposed changes to the following mining operations to be conducted with regard to the Assets in the applicable ten-year period, including (if applicable); and

(ii) a proposed annual development plan setting forth the anticipated mining and development activities with regard to the Assets for the immediately following calendar year.

ARTICLE V

COMPENSATION AND PAYMENTS

5.1 Compensation, Payments and Advances.

(a) Operating Account. Operator is hereby authorized to open a bank account (the “Operating Account”) in which Operator will hold for the account of the Parties any funds advanced or paid to Operator by or on behalf of the Non-Operating Parties in the Operating Account. Operator shall have no fiduciary duties to the Non-Operating Parties in connection with the holding of the Operating Account. Operator shall make expenditures from the Operating Account consistent with the Annual Budget in furtherance of its Operational Services, including acquisitions of equipment, inventory and other non-real property in its own name for the undivided benefit of the Owning Parties.

(b) Payments. Each Owning Party acknowledges and agrees that it shall be responsible for, and shall pay and/or reimburse Operator for, its Percentage Interest of the costs incurred by Operator in providing the Operational Services, including of any Person subcontracted by Operator in accordance with Section 2.2 to provide Operational Services. For the avoidance of doubt, the Owning Parties shall not be responsible for costs incurred by Operator in obtaining the General and Administrative Services. Operator may elect, in its sole discretion, to prepare and deliver to the Non-Operating Parties, on or before the 10th Business Day of the calendar month preceding the relevant calendar month, a reasonably detailed notice of the estimated amount of all out-of-pocket expenditures that Operator projects to be incurred in the performance of the Operational Services during the following calendar month plus a reasonable contingency amount (such amount, the “Monthly Estimate”). The Non-Operating Parties shall cause the Monthly Estimate to be deposited with Operator prior to the beginning of each calendar month to which such Monthly Estimate relates. To the extent that any Monthly Estimate is insufficient to satisfy Operator’s expenditures for such calendar month, then Operator may (but is not required to) incur such expenses on the Non-Operating Parties’ behalf and in such event the Monthly Estimate for the following calendar month shall be increased by such shortfall. If the Monthly Estimate paid by the Non-Operating Parties with respect to any calendar month exceeds Operator’s expenditures hereunder for such calendar month, then the amount of such excess shall, at the Non-Operating Parties’ election, either be applied to amounts payable hereunder with respect to succeeding calendar months (and the applicable Monthly Estimate will reflect such amounts that have not been previously distributed) or be refunded to the Non-Operating Parties. Prior to the termination of this Agreement, the Parties shall true-up the amounts owed and paid under this Agreement, and to the extent any Party owes any amounts to another Party hereunder, such owing Party shall make a payment to the Party to which such amount is owed.

(c) Distributions. Periodically, but no less than monthly, Operator shall distribute to each Non-Operating Party such Non-Operating Party’s proportionate share of net revenues received (excluding such Non-Operating Party’s (i) proportionate share of expenses that Operator reasonably anticipates will be incurred the following month and that are not anticipated to be covered by cash flows from such month and which have not been included in a Monthly Estimate and (ii) any amounts for which such Non-Operating Party is in default under this Agreement together with any interest accrued thereon).

(d) Authority for Expenditures. During each fiscal year, Operator shall have the right and authority (i) to make expenditures of up to 110% of the Annual Budget for such fiscal year, as such Annual Budget may be revised from time to time and (ii) to make expenditures of such amounts as Operator reasonably determines are required in the event of an Emergency. If during any fiscal year Operator’s expenditures exceed, or Operator anticipates that such expenditures will exceed, 110% of the Annual Budget, Operator shall notify the Operating Committee of the excess (or anticipated excess) expenditures, and such notice shall include reasonable detail of the reasons for such excess expenditures and a proposal by Operator for an amendment of the Annual Budget to reflect Operator’s revised estimate of expenditures for such fiscal year.

(e) Out-of-Pocket Expenditures. Notwithstanding anything to the contrary in this Agreement (other than in connection with its obligations in respect of an Emergency as described in Section 8.2), in no event shall Operator be required to incur or pay any out-of-pocket expenditures on behalf of the Non-Operating Parties in connection with the provision of the Operational Services where the funds with respect thereto have not been advanced to Operator by the Non-Operating Parties in accordance with this Agreement.

5.2 Payment Disputes. In the event a Non-Operating Party disputes any Operator invoice, in whole or in part, such Non-Operating Party shall promptly notify Operator of the dispute, setting out in reasonable detail the basis for the dispute and including any supporting documentation available to such Non-Operating Party regarding the dispute. The Non-Operating Parties shall pay the entire amount of Operator’s invoice within the applicable period for payment provided herein; provided, however, that such payment shall in no event waive the Non-Operating Parties’ rights to dispute the invoice as provided herein. The disputing Non-Operating Parties and Operator shall endeavor in good faith to promptly settle any disputed amount, and Operator shall reimburse the Non-Operating Parties for any amounts ultimately determined to have been overpaid, within ten Business Days following resolution of such dispute. The provisions of this Section 5.2 shall survive the expiration or termination of this Agreement

5.3 Audits. Any Non-Operating Party, upon reasonable written notice to Operator, shall have the right to audit Operator’s accounts and Records relating to the Operational Services for any calendar year within the 24-month period following the end of such calendar year. Operator shall not bear any portion of such Non-Operating Party’s audit cost incurred under this Section 5.3. The audits shall not be conducted more frequently than bi-annually without the prior approval of Operator, except upon the resignation or removal of Operator. Upon the completion of any such audit the results of which evidence an overcharging by Operator for Operational Services rendered, the Non-Operating Party may notify Operator of such overcharge and request reimbursement thereof, and such notice shall include such Non-Operating Party’s calculations and reasonable data supporting such reimbursement request. Within 30 days after receipt of such Non-Operating Party’s reimbursement request, Operator shall notify the Non-Operating Party if Operator disputes the results of the audit. Operator’s failure to notify the Non-Operating Party of such dispute within such time period shall be deemed to be agreement with the audit results and the reimbursement request. If Operator timely notifies the Non-Operating Party that it disputes the audit results, then each of Operator and the Non-Operating Party shall designate a representative, and, not later than ten Business Days from such selection, such representatives shall meet in an effort to resolve such disputed audit results. Such representatives shall attempt to agree on a resolution of such dispute within ten Business Days from meeting. Upon such deadline, if no consensual resolution has been reached, either the Non-Operating Party or Operator may cause such dispute to be submitted to arbitration in accordance with Section 5.4. This Section 5.3 shall survive the expiration or termination of this Agreement for a period of 24 months.

5.4 Accounting Arbitrator. In the event that the Parties cannot reach agreement regarding any disputes regarding amounts invoiced hereunder pursuant to Section 5.2 or Section 5.3, either Party may refer the remaining matters in dispute to the Philadelphia, Pennsylvania office of a mutually agreeable nationally recognized accounting firm (the “Accounting Arbitrator”) for review and final determination by arbitration. Should such selected firm fail or refuse to agree to serve as Accounting Arbitrator within ten Business Days after receipt of a written request from any Party to serve, and should the Parties fail to agree in writing on another replacement Accounting Arbitrator within five Business Days after the end of that ten-day period, or should no replacement Accounting Arbitrator agree to serve within 30 days after the original written request pursuant to this Section 5.4, the Accounting Arbitrator shall be a nationally recognized accounting firm appointed by the Philadelphia office of the American

Arbitration Association. The Accounting Arbitrator’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding on the Parties, without right of appeal. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed matters submitted by the Parties and may not award damages or penalties to the Parties with respect to any matter. Each Party shall each bear its own legal fees and other costs of presenting its case. The fees, costs and expenses of the Accounting Arbitrator, shall be allocated between the Parties based upon the percentage which the portion of the disputed matters not awarded to such Party bears to the amount actually contested by such Party. The provisions of this Section 5.4 shall survive the expiration or termination of this Agreement.

5.5 Delinquent Payment. All amounts that are due hereunder and that are not paid within 30 days of the date due shall accrue interest at the Agreed Rate from the date due until the date such amounts are fully paid.

5.6 Payments Under Omnibus Agreement. The Parties acknowledge and agree that this Agreement, including the terms under this Article 5, are subject to the terms of the Omnibus Agreement, and that any payments to be made under this Agreement may be netted against other amounts payable to a Party as more particularly set forth in the Omnibus Agreement.

ARTICLE VI

LIABILITY OF THE PARTIES; INDEMNIFICATION

6.1 Release. Except as set forth in Section 6.2, each Party hereby releases, discharges and forever waives any claims against the other Party with respect to any breach of this Agreement.

6.2 Omnibus Agreement Indemnities. The Parties hereby acknowledge and agree that except for the rights of the Parties to terminate this Agreement pursuant to Article 7, the indemnities set forth under the Omnibus Agreement shall be the Parties’ exclusive remedies with respect to any breach of this Agreement. For the avoidance of doubt, except as set forth in the Omnibus Agreement, in no event shall Operator have any liability under this Agreement or applicable Law with respect to the provision of the Operational Services under this Agreement or acting as contract operator for any claim, damage, loss or liability sustained or incurred in connection with its operations with respect to the Assets or the provision of the Operational Services or any breach of any provision of this Agreement.

6.3 Disclaimer. NOTWITHSTANDING ANY OTHER TERM OF THIS AGREEMENT TO THE CONTRARY, OPERATOR MAKES NO, AND DISCLAIMS ANY, REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY WITH RESPECT TO THE PERFORMANCE OR RESULTS OF THE OPERATIONAL SERVICES OR ANY DATA OR INFORMATION PROVIDED BY OPERATOR HEREUNDER.

6.4 Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE VII

TERM; TERMINATION; RESIGNATION OR REMOVAL OF OPERATOR

7.1 Term. Unless terminated earlier by express written agreement of the Parties or in accordance with Section 7.2, the term of this Agreement shall commence on the Execution Date and continue in full force and effect until the cessation of operations at the Pennsylvania Mine Complex (the “Term”).

7.2 Resignation and Removal of Operator.

(a) Resignation of Operator. Operator may not resign as operator without the prior written consent of the Non-Operating Parties, which consent may be withheld in the Non-Operating Parties’ sole discretion.

(b) Removal of Operator. The Non-Operating Parties may remove Operator as operator and terminate this Agreement upon written notice to Operator of:

(i) the Bankruptcy of Operator; or

(ii) an action constituting willful misconduct or gross negligence on the part of Operator in connection with the performance of the Operational Services.

For the avoidance of doubt, in the event Operator resigns or is removed, this Agreement shall terminate in accordance with Section 7.3 and Section 7.4.

7.3 Effect of Termination. If this Agreement is terminated pursuant to Section 7.2, this Agreement shall be of no further force or effect, except for the provisions of Section 5.2, Section 5.3, Section 5.4; Section 5.5, Section 5.6, Article 6, this Section 7.3, Section 7.4, and Article 9 which, in each case, shall continue in full force and effect. The termination of this Agreement shall not relieve any Party from its obligations or liabilities arising hereunder prior to the date of such termination.

7.4 Transition. Upon termination of this Agreement, Operator shall as promptly as practicable, but in any event within 60 days following such termination, deliver to the Non-Operating Parties (or their designees) the Records, in such format, including electronic format, as the Records are maintained by Operator. Upon such termination, the Non-Operating Parties shall use their commercially reasonable efforts to designate another Person or Persons to provide the Operational Services to the Owning Parties, and, during the Transition Period, (i) Operator shall, subject to Article 8, continue to provide the Operational Services in accordance with the terms of this Agreement to the Non-Operating Parties and cooperate to ensure the orderly and expeditious transition of the provision of the Operational Services to the Person or Persons designated by the Non-Operating Parties, including training of a new operator with respect to the Operational Services (if requested by the Non-Operating Parties) and transferring permits and licenses and migrating computer or other systems to a new operator, as applicable, and (ii) the Non-Operating Parties shall pay and reimburse Operator for their proportionate share of the portion of any costs incurred by Operator in accordance with this Agreement. The provisions of this Section 7.4 shall survive the termination of this Agreement.

ARTICLE VIII

FORCE MAJEURE; EMERGENCIES

8.1 Force Majeure. If any Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, that Party shall give to the other Party prompt written notice of the Force Majeure with reasonably full particulars concerning it; thereupon, the obligations of the Party giving notice, so far as they are affected by the Force Majeure, shall be suspended during, but no longer than, the continuance of the Force Majeure. The affected Party shall use all reasonable efforts to remove, mitigate and/or remedy the Force Majeure situation as quickly as practicable. The requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts or other labor difficulty by the Party involved, contrary to its wishes; the method by which all such difficulties shall be handled shall be entirely within the discretion of the affected Party; provided, however, the foregoing shall not relieve such Party of its obligations to take other measures to remove, mitigate and/or remedy any delay or suspension resulting from such labor difficulties.

8.2 Emergencies. In the event of an Emergency, Operator shall promptly:

(a) make all notifications required under applicable Law, including to appropriate Governmental Authorities;

(b) implement Emergency response and mitigation measures as deemed advisable by Operator for a prudent operator to respond to or mitigate the Emergency, including to protect human health and the environment;

(c) commence any required remediation, maintenance or repair work necessary to keep the Assets operating safely (or to restore such Assets to safe operating condition) and in accordance with all applicable Laws or otherwise to minimize damage as deemed advisable by Operator for a prudent operator to respond to or mitigate the Emergency; and

(d) notify, as soon as practicable after the occurrence of the event, the Non-Operating Parties of such Emergency, all mitigation, repair, restoration or remediation plans, all material correspondence with Governmental Authorities and any Permits or approvals required in connection with Operator’s Emergency response, repair, remediation or restoration activities.

Operator’s notification of the Non-Operating Parties may be made by any method deemed appropriate by Operator under the circumstances and does not have to comply with Section 9.2. Operator will submit invoices to the Non-Operating Parties for their proportionate share of the work done and expenses incurred by Operator during any Emergency within 30 days after Operator incurs such expenses, and, unless such costs are netted against the Non-Operating Parties’ share of revenues collected by Operator, the Non-Operating Parties shall pay Operator within 15 Business Days of receipt of such invoices.

ARTICLE IX

MISCELLANEOUS

9.1 Assignment.

(a) This Agreement and the duties hereunder may only be assigned (a) by Operator with the prior written consent of the CONSOL Parties, which consent may be withheld in the CONSOL Parties’ sole discretion, and (b) by the CONSOL Parties with the prior written consent of Operator, which such consent shall not be unreasonably withheld; provided, however, that the CONSOL Parties may freely assign this Agreement in connection with a transfer of all or a material portion of the CONSOL Parties’ ownership interest in the Assets. Any assignment of this Agreement made in contravention of this Section 9.1 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing in this Section 9.1 shall preclude Operator from subcontracting some or all of the Operational Services in accordance with Section 2.2.

(b) The CONSOL Parties (i) acknowledge that the Operator has entered into or will enter into one or more credit agreements, security agreements, and other security instruments (collectively, the “Loan Documents”) with the administrative agent, collateral agent or other agent party thereto (the “Agent”) for the benefit of certain lenders, (ii) consent in all respects to the collateral assignment under the Loan Documents of all of Operator’s right, title and interest in, to and under this agreement, (iii) acknowledge the right of the Agent or its designee(s) or assignee(s), in the exercise of the Agent’s rights and remedies under the Loan Documents, to make all demands, give all notices, take all actions and exercise all rights of Operator under this agreement (the “Assigned Interests”) and (iv) acknowledge that if the Agent or its designee(s) or assignee(s) has elected to exercise the rights and remedies set forth in the Loan Documents, then the Agent, its designee(s) or assignee(s) or any other purchaser of the Assigned Interests in a judicial or nonjudicial foreclosure sale (a “Substitute Owner”) shall be substituted for Operator under this agreement. In the event described in clause (d), the CONSOL Parties shall recognize such Substitute Owner in its capacity as such and shall continue to perform its obligations under this agreement in favor of such Substitute Owner.

9.2 Notices. All notices and communications required or permitted to be given under this Agreement shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered U.S. Mail with all postage fully prepaid or by electronic mail with a PDF of the notice or other communication attached (provided that any such electronic mail is confirmed either by written confirmation or U.S. Express Mail), in each case, addressed to the appropriate Person at the address for such Person as follows:

If to CPCC:

CONSOL Pennsylvania Coal Company LLC

1000 CONSOL Energy Drive

Canonsburg PA, 15317

Attention: Vice President and Comptroller

Email: davidkhani@consolenergy.com

with a copy to:

Attention: Vice President and Secretary

Email: stevejohnson@consolenergy.com

If to Conrhein:

Conrhein Coal Company

1000 CONSOL Energy Drive

Canonsburg PA, 15317

Attention: Controller and Assistant Secretary

Email: loriritter@consolenergy.com

With a copy to:

Attention: Secretary

Email: michaelbaker@consolenergy.com

If to Operator:

CNX Thermal Holdings LLC

1000 CONSOL Energy Drive

Canonsburg PA, 15317

Attention: Chief Financial Officer

Email: loriritter@consolenergy.com

With a copy to:

Attention: General Counsel

Email: marthawiegand@consolenergy.com

Any notice given in accordance herewith shall be deemed to have been given when (a) delivered to the addressee in person or by courier, (b) transmitted by electronic communications during normal business hours, or if transmitted after normal business hours, on the next Business Day, or (c) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the U.S. Mail if received during normal business hours, or if not received during normal business hours, then on the next Business Day, as the case may be. Any Party may change their contact information for notice by giving notice to the other Parties in the manner provided in this Section 9.2.

9.3 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver, or cause to be executed and delivered, any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated herein.

9.4 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

9.5 Waiver; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or their respective officers, employees, agents or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

9.6 Entire Agreement; Conflicts. This Agreement, the other Pennsylvania Mine Complex Agreements and the documents to be executed hereunder and thereunder, constitute the entire agreement of the Parties and their Affiliates relating to the transactions contemplated hereby and supersede all provisions and concepts contained in all prior letters of intent, memoranda, agreements or communications between the Parties or their Affiliates relating to the transactions contemplated hereby. In the event of a conflict between (a) the terms and provisions of this Agreement and the terms and provisions of any Appendix hereto or (b) subject to the following sentence, the terms and provisions of this Agreement and the terms and provisions of any Pennsylvania Mine Complex Agreement, in each case, the terms and provisions of this Agreement shall govern and control; provided, however, that the inclusion of any terms and conditions in the Appendix hereto or the Pennsylvania Mine Complex Agreements which are not addressed in this Agreement shall not be deemed a conflict. To the extent there is any conflict between the terms and conditions of the Omnibus Agreement or the Contribution Agreement and the terms and conditions of this Agreement, the Omnibus Agreement or Contribution Agreement, as applicable, shall control.

9.7 Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties and expressly identified as an amendment or modification.

9.8 Governing Law; Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the Laws of another state. The Parties hereby acknowledge and agree that Section 6.2(b) of the Omnibus Agreement shall apply to this Agreement mutatis mutandis.

9.9 Parties in Interest. Except as expressly set forth in this Agreement, nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.

9.10 Preparation of Agreement. All of the Parties and their respective counsels participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, it is the intent of the Parties that no presumption shall arise based on the identity of the draftsman of this Agreement.

9.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.12 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by electronic mail shall be deemed an original signature hereto.

9.13 Allocation of Resources. Notwithstanding anything else herein to the contrary, in performing its obligations hereunder, each Party shall accord the other Party (and shall cause its Affiliates and shall use its good faith and commercially reasonable efforts to cause any of its Third Party subcontractors to accord to the other Party) no less than the same priority and treatment under comparable circumstances as it would provide to itself or any of its Affiliates’ business units or assets, and shall allocate to the other Party (and shall cause its Affiliates and shall use its good faith and commercially reasonable efforts to cause any of its Third Party subcontractors to allocate to the other Party) any delay or suspension of performance in a manner no less favorable than the manner by which it allocates such delay or suspension of performance to itself or any of its Affiliates’ business units or assets.

9.14 Memorandum. Upon request, the Parties shall execute and deliver a memorandum with respect to this Agreement which shall be filed in the real property records of the counties in which the Assets covered by this Agreement are located. From and after such filing, upon request from any Party, each other Party shall execute and deliver any additions, deletions, modifications or supplements to such memorandum that a proposing Party may reasonably request from time to time to cover any additions, deletions, modifications or supplements to this Agreement or the Assets covered by this Agreement.

[THE NEXT SUCCEEDING PAGE IS THE EXECUTION PAGE]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

CPCC:

CONSOL PENNSYLVANIA COAL COMPANY LLC

By:	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson
Title:	Vice President and Secretary

CONRHEIN:

CONRHEIN COAL COMPANY

By:	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson
Title:	Vice President

OPERATOR:

CNX THERMAL HOLDINGS LLC

By:	/s/ Martha A. Wiegand
Name:	Martha A. Wiegand
Title:	General Counsel and Secretary

[Signature Page to Pennsylvania Mine Complex Operating Agreement]

APPENDIX I

Definitions

“Accounting Arbitrator” has the meaning set forth in Section 5.4.

“Accounting Records” has the meaning set forth in Section 3.4(b).

“Acquired Assets” means any coal reserves, equipment, or other assets that are jointly acquired by the Parties primarily in connection with the other Assets after the Execution Date.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is Under Common Control With such Person; provided, however, that for purposes of this Agreement, General Partner, the Partnership and any subsidiaries of the Partnership, including CTH, shall be deemed not to be “Affiliates” of the CONSOL Parties.

“Agent” has the meaning set forth in Section 9.1(b).

“Agreed Rate” means, on the applicable date of determination, the LIBOR Rate plus an additional two percentage points (or, if such rate is contrary to any applicable Law, the maximum rate permitted by such applicable Law).

“Agreement” has the meaning set forth in the Preamble.

“Annual Budget” has the meaning set forth in Section 4.3(a).

“Annual Development Plan” has the meaning set forth in Section 3.1(e).

“Assets” means the Pennsylvania Mine Complex Assets and any Acquired Assets.

“Assigned Interests” has the meaning set forth in Section 9.1(b).

“Bankruptcy” means, with respect to any Person: (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (c) the expiration of 60 days after the filing or an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such 60 day period.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in the State of Pennsylvania are generally open for business.

“Conrhein” has the meaning set forth in the Preamble.

APPENDIX I

“CONSOL Insurance” has the meaning set forth in Section 3.3(a).

“CONSOL Parties” has the meaning set forth in the Preamble.

“Contract Agency Agreement” means that certain Contract Agency Agreement, dated as of the Execution Date, between CONSOL Energy Sales Company and Operator, as may be amended, revised, supplemented or otherwise modified from time to time.

“Contribution Agreement” means that certain contribution agreement dated as of June 22, 2015 by and among CONSOL Parties and Operator, as may be amended, revised, supplemented or otherwise modified from time to time.

“Control” (including the terms “Controlled” and “Under Common Control With”) means with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.

“Cooperation and Safety Agreement” means that certain Cooperation and Safety Agreement, dated as of the Execution Date, by and among CNX Gas Company LLC, a Virginia limited liability company, CONSOL Parties and Operator, as may be amended, revised, supplemented or otherwise modified from time to time.

“CPCC” has the meaning set forth in the Preamble.

“Emergency” means any sudden or unexpected event which causes, or risks causing, (a) substantial damage to any of the Assets or the property of a Third Party, (b) death of or injury to any Person, (c) damage or substantial risk of damage to natural resources (including wildlife) or the environment, (d) safety concerns associated with continued operations, or (e) non-compliance with any applicable Law, and, in each case, which event is of such a nature that a response cannot, in the reasonable discretion of Operator, await the decision of the Owning Parties. For the avoidance of doubt, an “Emergency” shall include any release or threatened release of hazardous substances into the environment that requires notification to any Governmental Authority under applicable Law.

“Employee Services Agreement” means that certain Employee Services Agreement, dated as of the Execution Date, between CPCC and Operator, as may be amended, revised, supplemented or otherwise modified from time to time.

“Execution Date” has the meaning set forth in the Preamble.

“Force Majeure” means an act of God; strike, lockout or other similar disturbance; act of the public enemy; war; blockade; public riot; lightning, fire, storm, flood or other act of nature or the elements; explosion; action, delay or inaction of a Governmental Authority that is reasonably unforeseen or unexpected; unavailable equipment not within the control of the Party claiming suspension; and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming suspension.

APPENDIX I

“GAAP” means generally accepted accounting principles in the United States.

“General and Administrative Services” has the meaning set forth in the Omnibus Agreement.

“General Partner” means CNX Coal Resources GP LLC, a Delaware limited liability company.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Loan Documents” has the meaning set forth in Section 9.1(b).

“Monthly Estimate” has the meaning set forth in Section 5.1(b).

“Non-Operating Parties” means any Person other than Operator holding an undivided interest in and to the Assets and that is currently, or becomes, a Party to this Agreement.

“Non-Operating Representative” has the meaning set forth in Section 4.1(a).

“Non-Real Property Assets” means all assets and properties included in the Assets, other than any real property.

“Omnibus Agreement” means that certain Omnibus Agreement dated as of the Execution Date by and among CONSOL Energy Inc., a Delaware corporation, the General Partner, the Partnership, and the other parties thereto, as may be amended, revised, supplemented or otherwise modified from time to time.

“Operating Account” has the meaning set forth in Section 5.1(a).

“Operating Committee” has the meaning set forth in Section 4.1(a).

“Operating Records” has the meaning set forth in Section 3.4(a).

“Operational Services” has the meaning set forth in Section 3.1.

“Operator” has the meaning set forth in the Preamble.

“Operator Representative” has the meaning set forth in Section 4.1(a).

APPENDIX I

“Owning Party” means on the one hand, the CONSOL Parties (collectively) and their permitted successors and assigns and on the other hand, Operator and its permitted successors and assigns.

“Partnership” means CNX Coal Resources LP, a Delaware limited partnership.

“Party” and “Parties” has the meaning set forth in the Preamble.

“Pennsylvania Mine Complex” has the meaning set forth in the Recitals.

“Pennsylvania Mine Complex Agreements” means the Omnibus Agreement, the Employee Services Agreement, the Cooperation and Safety Agreement, the Contract Agency Agreement, the Water Supply and Services Agreement, the Terminal and Throughput Agreement and this Agreement.

“Pennsylvania Mine Complex Assets” has the meaning set forth in the Contribution Agreement.

“Percentage Interest” means, as of the applicable time of determination, an Owning Party’s undivided interest in the Pennsylvania Mine Complex, as such undivided interest may change from time to time.

“Permit” means any permits, approvals or authorizations by, or filings with, Governmental Authorities.

“Permitted Encumbrance” means any or all of the following:

(a) liens for Taxes or assessments not yet delinquent or if delinquent, being contested in good faith in the ordinary course of business by appropriate actions;

(b) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;

(c) easements, rights-of-way, covenants, servitudes, Permits, surface leases and other rights in respect of surface operations that do not prevent or adversely affect operations as currently conducted on the Assets;

(c) all rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner or to assess tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or Permit issued by any Governmental Authority; and

APPENDIX I

(d) liens of landowners that (i) do not materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned); and (ii) secure amounts not yet delinquent.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Records” has the meaning set forth in Section 3.4(b).

“Reports” has the meaning set forth in Section 3.1(h).

“Substitute Owner” has the meaning set forth in Section 9.1(b).

“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Authority, including any interest, penalties or additional amounts that may be imposed with respect thereto.

“Ten Year Mine Plan” has the meaning set forth in Section 3.1(e).

“Term” has the meaning set forth in Section 7.1.

“Terminal and Throughput Agreement” means that certain Terminal and Throughput Agreement, dated as of the Execution Date, between CNX Marine Terminal, INc. and CTH, as may be amended, revised, supplemented or otherwise modified from time to time.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Transition Period” means the period from the termination of this Agreement to the date that is 180 days after such termination or such shorter period as the Owning Parties may agree.

“Water Supply and Services Agreement” means that certain Water Supply and Services Agreement, dated as of the Execution Date, between CNX Water Assets LLC and CTH, as may be amended, revised, supplemented or otherwise modified from time to time.

APPENDIX I